UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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UNIVERSAL DISPLAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL DISPLAY CORPORATION

375 Phillips Boulevard

Ewing, New Jersey 08618

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2017

Dear Shareholders:

You are cordially invited to attend our 2017 Annual Meeting of Shareholders on Thursday, June 22, 2017 at 1:30 p.m., Eastern Time, at the Element By Westin hotel located at 1000 Sam Weinroth Road East, Ewing, New Jersey 08628. We are holding the meeting to:

(1)	Elect eight members of our Board of Directors to hold one-year terms;
(2)	Approve an advisory resolution regarding executive officer compensation;
(3)	Vote, on an advisory basis, regarding the frequency of future advisory shareholder votes on executive officer compensation;
(4)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and
(5)	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you were the holder of record of shares of our common stock or Series A Nonconvertible Preferred Stock at the close of business on April 6, 2017, you are entitled to notice of, and may vote at, the annual meeting. You may also vote in advance of the meeting, as described in the proxy statement. Any such shareholder on April 6, 2017 may vote in person at the meeting, even if he or she has already voted before the meeting. A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours for 10 days prior to the meeting, at our headquarters at 375 Phillips Boulevard, Ewing, New Jersey 08618.

The proxy statement and our 2016 Annual Report to Shareholders are available at www.oled.com in the “Shareholders” section.

We look forward to seeing you at the meeting.

Sincerely,
By: /s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 26, 2017

Your vote is important. We encourage you to promptly complete, sign, date and return the proxy card, or vote by phone or on the Internet as described in the proxy statement, whether or not you expect to attend the annual meeting in person. If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION

375 Phillips Boulevard

Ewing, New Jersey 08618

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2017

INFORMATION CONCERNING THIS SOLICITATION

The Board of Directors of Universal Display Corporation (“we”, “us” or the “Company”) is soliciting proxies for the 2017 Annual Meeting of Shareholders to be held on Thursday, June 22, 2017, at 1:30 p.m., Eastern Time, at the Element By Westin hotel located at 1000 Sam Weinroth Road East, Ewing, New Jersey 08628 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of eight members of our Board of Directors to hold one-year terms;
(2)	a proposal to approve an advisory resolution regarding executive officer compensation;
(3)	an advisory resolution regarding the frequency of future advisory shareholder votes on executive officer compensation;
(4)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and
(5)	such other business as may properly come before the meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be Held on June 22, 2017

This proxy statement and our 2016 Annual Report to Shareholders are available at www.oled.com in the “Shareholders” section.

PROXY MATERIALS

Our Board of Directors has set April 6, 2017 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 47,068,679 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock.

Beginning on or about April 26, 2017, we are sending proxy materials to “registered holders” as of the Record Date. Registered holders are those shareholders whose shares are registered directly in their names with our transfer agent, American Stock Transfer & Trust Company, LLC.

Beginning on or about April 26, 2017, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to “beneficial owners” of our stock as of the Record Date. Beneficial owners are those shareholders whose shares are held in a stock brokerage account or by a bank or other holder of record; such shareholders are also sometimes referred to as “street name” holders. Beneficial owners may view proxy materials on the Internet, and may also request and receive a paper or e-mail copy of the proxy materials by following the instructions provided in the Notice.

We will pay the expenses of these solicitations. Proxies may also be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors, who will not be specially engaged or compensated for such services.

Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.

VOTING AT THE ANNUAL MEETING

Each holder of our common stock or Series A Nonconvertible Preferred Stock as of the Record Date is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.

Only shareholders of record who own shares (whether as a registered holder or a beneficial owner) as of the close of business on the Record Date are entitled to notice of, or to vote at, the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter. Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors; “FOR” the proposal to approve, on an advisory basis, the compensation of our executive officers; for the option of “ONE YEAR” in the advisory vote on the frequency of advisory shareholder votes on executive officer compensation; and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record (whether a registered holder or a beneficial owner) may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary. In addition, any shareholder of record (whether a registered holder or a beneficial owner) may vote by ballot at the Annual Meeting, even if he or she has already voted prior to the Annual Meeting, in accordance with the procedure set forth below.

You may own shares of our stock both as a registered holder and as a beneficial owner, in which case you will receive proxy materials as well as the Notice. To vote all of your shares, you will vote your “registered” shares based on the instructions in the proxy card, and your “beneficially-owned” shares based on the instructions in the Notice, by any of the methods set forth below.

The preliminary voting results will be announced at the Annual Meeting. The final results, as well as the frequency with which we will hold advisory shareholder votes on executive officer compensation, will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.

HOW YOU CAN VOTE

Your vote is important. You may vote by any of the following methods:

By telephone or via the Internet.	You may vote by proxy by telephone or via the Internet by following the instructions provided in the Notice, proxy card or voting instruction card.

By mail.	If you received printed copies of the proxy materials by mail (whether initially or upon request), you may vote by proxy by signing and returning the proxy card or voting instruction card by mail.

In person.

Registered holders and beneficial owners with shares held in street name (held in the name of a broker or other nominee) may vote in person at the Annual Meeting. Beneficial owners with shares held in street name must obtain a legal proxy from their broker or other nominee to vote in person at the Annual Meeting.

If you vote by telephone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine, eight of whom are to be elected at the Annual Meeting. One of our current directors, Leonard Becker, who has served as a member of the Board of Directors since 2001, will not stand for reelection following the completion of his term at the Annual Meeting. Our Board of Directors has approved the reduction of the number of directors on the Board to eight, effective immediately following the Annual Meeting. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each nominee has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.

Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.

All eight nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. We recommend voting “FOR” the nominees set forth below. The experience, qualifications, attributes and skills set forth next to each nominee’s name have led our Board of Directors to conclude that these nominees should serve as members of our Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Sherwin I. Seligsohn	81

Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995. He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996. Mr. Seligsohn serves as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation. He was also previously the Chairman of the Board of Directors, President and Chief Executive Officer of NanoFlex Power Corporation (formerly known as Global Photonic Energy Corporation) (“NanoFlex”) until April 2012, when he resigned from his positions at NanoFlex. Since that time, Mr. Seligsohn’s only relationship with NanoFlex is as a shareholder and option holder. From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (“InterDigital”), formerly International Mobile Machines Corporation. He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors. Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (“PRISM”) at Princeton University.

Steven V. Abramson	65

Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996. Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007. From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm. From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.

Sidney D. Rosenblatt	69

Mr. Rosenblatt is an Executive Vice President and has been our Chief Financial Officer, Treasurer and Secretary since June 1995. He also has been a member of our Board of Directors since May 1996. Mr. Rosenblatt was the owner of S. Zitner Company from August 1990 through August 2010 and served as its President from August 1990 through December 1998. From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital. Mr. Rosenblatt is on the Board of Managers of the Overbrook School for the Blind. He is also a member of the Board of Careers through Culinary Arts Program.

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Richard C. Elias	63

Mr. Elias has been a member of our Board of Directors since April 2014. Mr. Elias retired from PPG Industries, Inc. prior to joining our Board. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc. from July 2008 through March 30, 2014. From April 2000 through June 2008, Mr. Elias held the position of Vice President, Optical Products of PPG Industries, Inc. Mr. Elias is a director of Black Box Corporation (NASDAQ: “BBOX”) and is a member of its Compensation Committee.

Elizabeth H. Gemmill	71

Ms. Gemmill has been a member of our Board of Directors since April 1997. She is also on the Boards of Beneficial Bancorp, Inc. (NASDAQ: “BNCL”) and Arden Theatre Company, as well as The Presbyterian Foundation where she serves as the Chairman of the Board. Ms. Gemmill is also a Board Leadership Fellow of the National Association of Corporate Directors. Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation until the Foundation was dissolved in 2012. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is the former Chairman of the Board of Philadelphia University (1998-2009). She previously served as a director of WHYY, Inc., the Philadelphia College of Osteopathic Medicine, the YMCA of Philadelphia and Vicinity, American Water Works Company, Inc. until it was sold in early 2003, and Philadelphia Consolidated Holdings Corporation until it was sold in December 2008.

Rosemarie B. Greco	71

Ms. Greco has been a member of our Board of Directors since March 2015. From approximately 1999 to 2003, Ms. Greco was the founding Principal of GRECOventures Ltd., a business investment and consulting partnership. From 2003 to 2008, she served as the Executive Director of the Pennsylvania Office of Health Care Reform. From 1994 to 1997, she served as the CEO and President of CoreStates Bank, N.A. and the President, CoreStates Financial Corp. from 1996 to 1997. Ms. Greco serves on the Boards of Pennsylvania Real Estate Investment Trust (NYSE: “PEI”) and PECO Energy Company, a subsidiary of Exelon Corporation. She is also a member of the Board of Overseers of the University of Pennsylvania School of Nursing and the Executive Advisor to Vision 2020, a national coalition of organizations advancing women and leadership. She formerly served as a director of Exelon Corporation, Sunoco, Inc. and Radian, Inc., and as a Trustee of S.E.I. Investments.

C. Keith Hartley	74

Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He serves as a director and is on various committees of Swisher International Group, Inc. He also previously served as a director of Idera Pharmaceuticals, Inc.

Lawrence Lacerte	64

Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Vote Required and Recommendation of our Board of Directors

At the Annual Meeting, each director will be elected by a majority of the votes cast with respect to that director at the meeting. For these purposes, a vote of the majority of the votes cast means that the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence

Our Board of Directors has established a Nominating and Corporate Governance Committee, whose duties include, among others, making recommendations for approval to the full Board of Directors with regard to director independence. The members of our Nominating and Corporate Governance Committee are Mr. Becker, Mr. Elias, Ms. Gemmill, Mr. Hartley (Chair) and Mr. Lacerte. Each member of our Nominating and Corporate Governance Committee is an independent director under the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee operates pursuant to a written charter that was last reviewed by the Nominating and Corporate Governance Committee and approved by our Board of Directors on April 4, 2017. A copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

After the Nominating and Corporate Governance Committee makes its recommendations to the Board of Directors with regard to director independence, our Board of Directors considers and approves these recommendations. In so doing, the Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements. Our independent directors are Mr. Becker, Mr. Elias, Ms. Gemmill, Ms. Greco, Mr. Hartley and Mr. Lacerte. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Compensation, and Nominating and Corporate Governance Committees, as applicable.

In evaluating director independence, the disinterested members of our Nominating and Corporate Governance Committee and the Board of Directors considered our relationship with Exponent Technologies, Inc. (“Exponent”). Exponent is a provider of information system services for payroll, benefits and human resources management. Mr. Lacerte is Chairman of the Board of Directors and Chief Executive Officer of Exponent. For 2016, we paid a total of approximately $31,260 to Exponent in connection with its provision of these services to us. This amount is well below the threshold for director independence under the NASDAQ listing requirements. There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, the disinterested members of our Nominating and Corporate Governance Committee and the Board of Directors concluded that Mr. Lacerte should be treated as an independent director.

Board and Committee Meetings; Annual Meeting Attendance

In 2016, our Board of Directors held six meetings, our Audit Committee held five meetings, our Compensation Committee held seven meetings and our Nominating and Corporate Governance Committee held three meetings. All members of the Board attended at least 75% of these meetings in the aggregate.

All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders. Eight of the nine current members of our Board of Directors attended our Annual Meeting of Shareholders in 2016.

Director Nominations

Our Board of Directors has established a Nominating and Corporate Governance Committee, whose duties include, among others, recommending to the full Board of Directors candidates for election and re-election as directors. The Nominating and Corporate Governance Committee recommends candidates for election as directors, and the Board of Directors then approves the candidates who will be nominated to stand for election. In nominating candidates for election as directors, both our Nominating and Corporate Governance Committee and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. With respect to their consideration of diversity of background, neither our Nominating and Corporate Governance Committee nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.

Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2018 Annual Meeting of Shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 22, 2018. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

Our Nominating and Corporate Governance Committee will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria and make a recommendation to the full Board of Directors relating to all candidates for director. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Board Leadership Structure

Since December 2007, when Mr. Abramson became our Chief Executive Officer and Mr. Seligsohn took the title Founder and Chairman of the Board, our Board of Directors has had a leadership structure in which the Board’s chair and our Chief Executive Officer are different persons. Prior to that time, Mr. Seligsohn served both as Chief Executive Officer and Chairman of the Board. However, since Mr. Seligsohn remains an officer of the Company and a member of our management team, he continues to serve as the leader of our Board of Directors.

We believe that the overlap between our Board of Directors and executive management has been advantageous to us, as we have benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions. While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.

Our Board of Directors does not have a lead independent director, but receives strong leadership from all of its independent members. Additionally, as discussed above, our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Compensation and Nominating and Corporate Governance Committees. All of our directors take active roles in the activities of our Board of Directors and at meetings of the full Board. The Board of Directors believes that this open structure, as compared to a system in which there is a designated lead independent director, facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto. All members of our Board of Directors are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

Our Board is currently composed of nine directors – six independent directors and three directors who are executive officers of the Company. Each of our directors is a sophisticated and seasoned business person, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field. For additional information about the backgrounds and qualifications of our directors, see above under the heading “Proposal 1 – Election of Directors.”

Audit Committee

Our Board of Directors has established a standing Audit Committee. The members of our Audit Committee are Mr. Becker, Mr. Elias, Ms. Gemmill (Chair), Ms. Greco, Mr. Hartley, and Mr. Lacerte.

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. The Audit

Committee Charter was last reviewed by our Audit Committee and approved by our Board of Directors on April 4, 2017, and a copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;
•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;
•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;
•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;
•

reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•

discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•

reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to the standards of business conduct required by our code of ethics.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements. Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2016, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2016. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016.

Respectfully submitted by the Audit Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
Richard C. Elias
Rosemarie B. Greco
C. Keith Hartley
Lawrence Lacerte

Compensation Committee

Our Board of Directors has established a standing Compensation Committee. The members of our Compensation Committee are Mr. Becker, Ms. Gemmill (Chair), Ms. Greco, Mr. Hartley and Mr. Lacerte.

Our Compensation Committee operates pursuant to a written charter that was last reviewed by our Compensation Committee and approved by our Board of Directors on April 4, 2017. A copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

According to its charter, our Compensation Committee is responsible for, among other things:

•	reviewing and approving the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and other senior executive officers;
•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors;
•

overseeing the development of an internally consistent and externally competitive executive compensation program to attract and retain qualified executives and to provide incentives for the attainment of the Company’s strategic goals;

•	reviewing and approving management’s recommendations for equity compensation awards under the Company’s equity-based compensation plans;
•

administering and discharging the duties imposed on the Compensation Committee under the terms of the charter, the Company’s Equity Compensation Plan, Employee Stock Purchase Plan and the Supplemental Executive Retirement Plan; and

•	making recommendations to the full Board of Directors with respect to long-term incentive compensation plans and equity based compensation plan, and any changes to such plans.

Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) traditionally have been approved to coincide with the annual employment anniversaries of these individuals with the Company. Annual bonus awards, long-term incentive equity compensation awards, and any special cash or non-cash awards typically have been granted shortly after year-end. This enables the Compensation Committee to review and consider the Company’s fiscal performance for the year in determining these awards.

Compensation for non-employee members of our Board of Directors for 2016 was recommended by our Compensation Committee and approved by the Board of Directors in December 2015, subject to further review based upon a pending review by Korn Ferry Hay Group, a global management consulting firm (“Hay Group”). In February 2016, upon the recommendation of Hay Group, the Compensation Committee recommended, and the Board of Directors approved, compensation for committee service in 2016 and an increase in the amount of additional compensation for serving as a committee chair, to bring the Company’s board compensation program in line with competitive market practices.

Board compensation was paid in quarterly installments shortly following the end of each quarter during the year. The three directors who also serve as employees or officers of the Company did not receive compensation for their service on the Board.

In order to facilitate the Compensation Committee’s activities, Company management recommends to the Committee proposed compensation for the Company’s executive officers and directors. However, the Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval. As part of this process, the Compensation Committee meets in executive session to review and ultimately finalize its recommendations.

Since 2009, the Compensation Committee has consulted from time to time as to compensation matters with Hay Group. As discussed in “Executive Compensation – Compensation Discussion and Analysis,” the Compensation Committee consulted with Hay Group in establishing the executive compensation program for 2016.

Compensation Committee Interlocks and Insider Participation

Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements. None of the members of our Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2016, were formerly officers of the Company or any of its subsidiaries, or had any relationship with the Company since the beginning of 2016 that requires disclosure under Item 404 of Regulation S-K, nor have there been since the beginning of 2016 any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
Rosemarie B. Greco
C. Keith Hartley
Lawrence Lacerte

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “Shareholders — Corporate Governance” section of our website at www.oled.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives

Compensation and benefits programs are an important part of the relationship between our Company and its executive officers. Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel. We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.

What We Do vs. What We Do Not Do

Below is a summary of executive compensation policies and practices we have chosen to implement to support our executive compensation philosophy and objectives, and practices we have chosen not to implement:

What We Do:	What We Do Not Do:

Pay for Performance under Our Annual Incentive Plan: We link pay to performance and shareholder interests by establishing our Annual Incentive Plan based on financial metrics and strategic performance goals established in advance by our Compensation Committee.

No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our Annual Incentive Plan.

New in 2017 – Enhanced Emphasis of Company Goals and Relative Growth Targets Under our Annual Incentive Plan: For 2017, the Company financial performance factors under our Annual Incentive Plan have been increased from 60% to 80% and the team/individual performance factor has decreased from 40% to 20%. The financial performance factors have been revised as well so that the revenue and EBITDA components are based on percentage growth over 2016 rather than based on the achievement of specified targets.

No Employment Contracts: We do not have any individual employment contracts with any of our executive officers.

What We Do:	What We Do Not Do:

New in 2017 – Clawback Policy: In 2017, our Compensation Committee adopted a new policy, applicable to performance compensation such as the bonuses under our Annual Incentive Plan and the PSU awards under our long term incentive program, that requires that our Board of Directors review the performance compensation paid or awarded to our executive officers during any period in which an executive officer’s fraud, intentional or willful misconduct, or gross negligence results in a material restatement of any financial statements. If the Board of Directors determines that the amount of performance compensation paid or awarded during the affected period exceeds what would have been paid or awarded in accordance with the restatement, then the Board of Directors in its sole discretion may cause such executive to forfeit unvested or unpaid performance compensation, and recover from the executive the performance compensation that was already paid or awarded during such period.

Existing Clawback Provisions in Executive Retention Agreement Continue to Apply.  Certain of our executive officers are subject to Equity Retention Agreements which include clawback provisions. The recently adopted clawback policy is supplemental to the retention agreement provisions.

No Short Selling or Similar Transactions: All employees and directors are prohibited from trading in options, warrants, puts and calls or similar instruments on any Company securities, or selling any Company securities “short.”

Compensation Committee Independence and Experience: Our Compensation Committee is composed solely of independent directors who have extensive experience.	No Re-Pricing of Equity Awards: Our Equity Incentive Plan prohibits repricing of equity awards without shareholder approval.
Independent Compensation Advisor: Our Compensation Committee engages its own independent advisor.	Limited Perquisites: Most of the perquisites provided to our named executive officers are the same as those provided to all of our employees.

Stock Ownership Guidelines:  In 2017, our Board of Directors adopted stock ownership guidelines for our executive officers. Under the guidelines, each executive officer of the Company will be expected to own a number of shares of the Company’s common stock with a market value equal to the amount applicable to their position for as long as he or she remains an executive. Applicable amounts are 6x base salary for our CEO or President, 4x base salary for our CFO and Executive Vice Presidents, 3x base salary for our Senior Vice Presidents and 2x base salary for our other executives. There is also a stock retention requirement applicable to certain awards. All of our Named Executive Officers are in compliance with the stock ownership guidelines.

Guidelines for our directors have been in place since 2011, requiring directors to own shares of our common stock equal in value to 10x their annual cash compensation for Board service, excluding additional compensation for committee service. All of our directors are in compliance with the stock ownership guidelines.

No Stock Options Granted with an Exercise Price Less than Fair Market Value. All stock options are granted with an exercise price at the closing price on the date of the grant.

Require Double-Trigger for Change in Control Agreements: Our change in control agreements contain a “double trigger” requirement, so that benefits are paid following a change in control only if the employee also experiences a qualifying termination of employment.

Shareholder Outreach and Say on Pay:  In early 2017, we initiated an outreach program in which we contacted shareholders representing a majority of our outstanding shares to invite them to meetings focused on our executive compensation program.  The Chair of our Compensation Committee and our CFO attended meetings with many of these shareholders and our Compensation Committee took views expressed at these meetings into consideration as it formulated changes in our compensation structure for 2017.

We hold our “say on pay” vote annually.

How We Determine Executive Compensation

The process of establishing compensation for our Named Executive Officers (as defined below) for 2016 began with a review of the compensation paid to our executive officers in recent years. We have historically used prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year while providing appropriate incentives for achieving desired results.

Beginning in 2013, with the assistance of Hay Group, the Compensation Committee implemented performance based short-term and long-term incentive programs, which formed the structural basis for our executive officers’ 2016 compensation. In setting 2016 performance target goals, the Compensation Committee used prior compensation as a baseline and considered the extent to which we achieved our business goals for 2015 as well as the projected 2016 needs and opportunities of the Company. As discussed below under “Short-term Incentive Compensation,” on March 1, 2016, the Compensation Committee (with the assistance of Hay Group) established individual targets for 2016 relating to the short-term incentive program, in accordance with the Universal Display Corporation Annual Incentive Plan approved by shareholders in June 2013 (“Annual Incentive Plan”). Under the approved program, each of our Named Executive Officers was eligible to receive cash incentive payments, whereby targets were set as an individually defined percentage of their base salary with actual target payouts further modified, based on the achievement of pre-established performance goals at threshold, target and maximum levels.

With respect to long-term incentive compensation for 2016, as explained in more detail below, each of our Named Executive Officers received a target long-term incentive award in an amount ranging from 60% to 100% of their base salaries. One-half of each award granted in 2016 was in the form of time-vesting restricted stock units (“RSUs”) that vest over three years from the date of grant on a pro-rata basis with one-third vesting in each of 2017, 2018 and 2019. The remaining half of each long-term incentive award for 2016 was in the form of performance share units (“PSUs”) that will vest in 2019 based on the achievement of pre-established relative performance goals over a three-year performance period from January 2016 through December 2018.

Finally, the Compensation Committee considered other factors that may be relevant to compensation decisions with respect to our executive officers, including the state of the general economy.

Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our Named Executive Officers. However, final decisions on any major element of compensation, as well as total compensation for our Named Executive Officers, are made by our Compensation Committee. Our Chief Executive Officer, Chief Financial Officer and Founder do not participate in Compensation Committee or Board deliberations regarding their respective compensation.

In making compensation decisions, the Compensation Committee considered whether the proposed compensation to our Named Executive Officers is within the range of compensation generally known to be paid to executives at other companies. Other than in any data provided by Hay Group, information on the compensation paid to executives at other companies is not tabulated or summarized, and the Compensation Committee did not engage in any formal form of compensation benchmarking.

In determining executive compensation, the Compensation Committee considered the current value to our executive officers of compensation paid or issued to them for prior years. However, the Compensation Committee has not focused on gains or losses from prior option grants or other awards because it believes that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers.

From time to time, we utilize external consultants to assist in determining executive compensation, as we did in 2016 when Hay Group assisted the Compensation Committee in establishing individual targets for 2016 relating to the short-term incentive program. Since 2009, the Compensation Committee of our Board of Directors has engaged Hay Group as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer, and to estimate the financial impact of the supplemental retirement plan for certain of the Company’s executive officers.

Shareholder Outreach

The compensation of our Named Executive Officers is disclosed in our annual proxy statement and since 2011 has been submitted to our shareholders on an annual basis for a non-binding advisory vote. In 2016, although a majority (56%) of the votes cast voted “for” our Named Executive Officer compensation on an advisory basis, we were not satisfied with such result. In light of the results of the advisory vote, the Compensation Committee and our management conducted a shareholder outreach program to discuss and obtain feedback on our Named Executive Officers’ compensation and other corporate matters. For this shareholder outreach we:

•

Contacted shareholders representing approximately 54% of the total shares outstanding as of the record date for the 2016 annual meeting and invited them to meetings focused on our executive program; and

•

Held seven individual shareholder meetings representing approximately 32% of the total outstanding shares of record for the 2016 annual meeting. The remaining shareholders that we contacted either declined to meet or did not respond to our inquiries.

The Chair of the Compensation Committee and our CFO attended each of the individual shareholder meetings. The agenda for the meetings included discussions of the following components of our Named Executive Officer compensation: short term incentive program, long term incentive program (RSUs and PSUs), and time-based equity retention grants. We also discussed risk mitigators and requested feedback and input from our shareholders.

Many of the shareholders supported more closely linking executive compensation with financial performance of the Company. The shareholders also discussed executive stock ownership, including the equity retention awards granted in prior years and the vesting requirements and holding periods with respect to such awards. Many shareholders also expressed that certain aspects of executive compensation and stock ownership could have been more clearly explained in the 2016 proxy statement.

As a result of these discussions with shareholders, we made revisions to the short-term incentive compensation program for 2017 to further align executive compensation with the financial performance of the Company, as described further below under the subheading “Targets for 2017 under the Annual Incentive Plan,” and we adopted stock ownership guidelines for our executive officers (as described below in more detail) to further align their interests with those of the Company’s shareholders. We also adopted an executive compensation clawback policy (described further below), to promote and maintain a culture of diligent and principled management and so that an executive should not receive an improper benefit of performance compensation.

The above shareholder outreach specifically focused on executive compensation and was in addition to other shareholder outreach efforts that took place during the year such as regular quarterly calls with our top active (i.e., not index funds) institutional shareholders and investor meetings for analysts and interested investors throughout the year. Matters discussed during these outreach efforts included reviews of the Company’s operations and results to date, and discussions of the Company’s market positioning and opportunities, the OLED ecosystem, and the customer landscape.

Elements of Compensation

For 2016, total compensation awarded to our Named Executive Officers consisted of the following elements:

•	Base salaries;
•	Short-term incentive compensation in the form of cash bonus awards under the Annual Incentive Plan;
•	Long-term incentive equity compensation awards;
•	Supplemental retirement benefits; and
•	Perquisites and other benefits.

The above elements, which are more particularly set forth below, provide our Named Executive Officers both cash and non-cash, or equity, compensation. We believe that each of these elements is an important and necessary component of executive compensation.

Base salaries

We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments. In addition, as we and our industry continue to grow, we believe that there is an expectation among our executive officers that we provide competitive base salaries relative to our industry and geographic scope.

In 2016, the base salaries of our Named Executive Officers were moderately increased by 3.5% over the prior year. This percentage increase was consistent with prior year base salary increases for these executive officers and with increases in the base salaries of our other employees during 2016. The increases were primarily merit-based and intended to reward our executive officers for their overall performance on behalf of the Company. To a lesser extent, the increases were intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted. As in prior years, salaries were increased on the annual employment anniversary dates or traditional salary adjustment date for these individuals. Mr. Abramson’s, Mr. Rosenblatt’s and Mr. Seligsohn’s salaries were adjusted effective as of July 1, 2016. The base salaries of Dr. Brown and Mr. Premutico were adjusted effective as of their annual employment anniversary dates of June 22, 2016 and April 16, 2016, respectively.

Despite these base salary increases, the base salaries for 2016 for certain of our Named Executive Officers shown on the Summary Compensation Table show a slight decline from 2015, because the dates in 2015 on which our biweekly payroll was paid resulted in 27 payroll periods in 2015 (as opposed to the typical 26 payroll periods in 2016).

Consistent with previous years, all adjustments to the salaries of our executive officers for 2016 were recommended by executive management and approved by our Compensation Committee at a meeting held on December 17, 2015.

As in the past, Mr. Abramson and Mr. Rosenblatt each received the same base salary in 2016. This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, their shared responsibility for overall management of the Company, and the comparable value that each of them has provided and continues to provide to our business success.

Short-term Incentive Compensation

Annual Incentive Plan

The Company’s short-term incentive program for Named Executive Officers consists of the Annual Incentive Plan which was adopted by the Board in March 2013 and approved by the shareholders in June 2013. All senior executives of the Company and its subsidiaries are eligible to participate in the Annual Incentive Plan to earn a bonus based on the achievement of pre-established performance objectives. The Compensation Committee designates which senior executives will participate in the Annual Incentive Plan for each fiscal year. To be eligible to receive a bonus payment under the Annual Incentive Plan, the participant must be actively employed by the Company or a subsidiary on the date on which the bonus is paid, except as described below in the event of death, disability, or a leave of absence.

Bonus awards under the Annual Incentive Plan are awarded to eligible participants on an annual basis if the performance goals established by the Compensation Committee are met. At the beginning of each fiscal year, the Compensation Committee establishes each participant’s target and maximum bonus award, the performance goals applicable to the bonus award, and such other conditions as the Compensation Committee deems appropriate. In 2016, the performance goals provided for differing amounts to be paid (e.g., threshold, target, and maximum amounts) based on differing levels of performance for each performance goal. The performance goals may relate to the financial performance of the Company and its subsidiaries or one or more business units, and, where appropriate, they may relate to a participant’s individual performance.

Following the end of the fiscal year, the Compensation Committee, with the assistance of Hay Group, determines the extent to which the performance goals and other conditions of the bonus awards have been met, and the amount, if any, to be paid to each participant. A participant will not earn a bonus for any portion of the performance goals for a fiscal year under the Annual Incentive Plan if the level of achievement of the performance goals is below the threshold requirement to earn an award, as established by the Compensation Committee.

Any bonus awards that are earned are paid shortly after the end of each fiscal year, after the Compensation Committee certifies attainment of the performance goals, provided the participant is actively employed by the Company on the payment date. Bonus awards under the Annual Incentive Plan are payable in cash, shares of our common stock or stock units under the Universal Display Corporation Equity Compensation Plan, or such other form as the Compensation Committee determines in its discretion. For 2016, as in past years, these bonuses were paid in cash.

The Annual Incentive Plan is intended to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “IRC”). For grants that are intended to meet the requirements of qualified performance-based compensation, the Compensation Committee will establish, in writing, the objective performance goals that must be met, the performance period during which these goals must be met, the threshold, target, and maximum amounts that would be paid if the performance goals are met, and any other conditions that the Compensation Committee deems appropriate and consistent with the Annual Incentive Plan and Section 162(m) of the IRC. The performance goals must be based on one or more of the following criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, assets under management, EBITDA, earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, shareholder return, return on capital employed, increase in assets, operating expense, unit volume, sales, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Compensation Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Compensation Committee may reduce or increase a bonus award for any fiscal year based on its assessment of personal performance or other factors. Any reduction of a participant’s bonus cannot result in an increase in any other participant’s bonus.

Bonus Awards under the Annual Incentive Plan Paid in 2016 (for 2015 Performance)

As in prior years, cash bonus awards under the Annual Incentive Plan to our Named Executive Officers for 2015 year-end performance were recommended by our Compensation Committee and approved by our full Board of Directors at a meeting held on March 1, 2016, resulting in the following amounts being paid (as shown in the Summary Compensation Table under “2016”):  Mr. Abramson – $834,583; Mr. Rosenblatt – $834,583; Mr. Seligsohn – $403,938; Dr. Brown – $586,199; and Mr. Premutico – $297,747. These payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards in 2016 for 2015 year-end performance. In addition, Dr. Brown also received cash bonuses during 2016 relating to various patent awards on which she was a named inventor, which totaled approximately $19,500.

Bonus Awards under the Annual Incentive Plan Paid in 2017 (for 2016 Performance)

For 2016, our Compensation Committee, with the assistance of Hay Group, set pre-established weighted performance goals on the following: 30% upon achievement of a target revenue goal; 30% upon achievement of a goal for adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”); and 40% based upon team and individual key performance indicators using a scorecard. The overall bonus amount to be paid, after using the above pre-established weighted performance goals, may be modified up or down by an additional 50% based on the individual’s specific performance calculated under the scorecard. The Named Executive Officers’ 2016 targets under the Annual Incentive Plan are set forth below:

Name	Base Salary ($)	Annual Incentive Target (% of Base)	Annual Incentive Target ($)
Steven V. Abramson President and Chief Executive Officer	656,167	100	656,167
Sidney D. Rosenblatt Executive Vice President and Chief Financial Officer	656,167	100	656,167
Sherwin I. Seligsohn Chairman of the Board	396,981	80	317,585
Julia J. Brown, Ph.D. Senior Vice President and Chief Technical Officer	460,883	100	460,883
Mauro Premutico Vice President Legal and General Manager, Patents and Licensing	390,159	60	234,095

The maximum bonus award that may be achieved under the non-individual performance criteria of the Annual Incentive Plan is 150% of the annual incentive target award, which amount may be modified by an additional plus or minus 50% based on the individual’s performance criteria. Therefore, each Named Executive Officer was eligible to earn an amount ranging from 0% to 225% of his or her base salary. The awards paid to the Named Executive Officers in March 2017 for 2016 year-end performance under the Annual Incentive Plan were: Mr. Abramson – $890,420 (constituting 136% of base salary); Mr. Rosenblatt – $890,420 (constituting 136% of base salary); Mr. Seligsohn – $430,964 (constituting 109% of base salary); Dr. Brown – $625,419 (constituting 136% of base salary); and Mr. Premutico – $317,668 (constituting 81% of base salary). These cash bonus awards to our Named Executive Officers for 2016 year-end performance were approved by our Compensation Committee at a meeting held on March 7, 2017. These payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards for 2016 year-end performance.

Targets for 2017 under the Annual Incentive Plan

As a result of the shareholder outreach we performed with respect to executive compensation, we asked Hay Group to assist us in redesigning the performance goals relating to 2017 executive compensation, to better align bonuses paid under the Annual Incentive Plan with the Company’s financial performance. Using the input we received from Hay Group, in March 2017, the Compensation Committee established each participant’s target and maximum bonus award and the performance goals applicable to the bonus award for 2017. For 2017, the Company financial performance factors have been increased from 60% to 80% and the team/individual performance factor has decreased from 40% to 20%. The financial performance factors have been revised as well so that the revenue and EBITDA components are based on percentage growth over 2016 rather than based on the achievement of specified targets. In addition, the overall bonus amount to be paid, after using the above pre-established weighted performance goals, may be modified up or down by an additional 25% (decreased from 50%) based on the individual’s specific performance calculated under the scorecard.

As a result, the 2017 bonuses under the Annual Incentive Plan (payable in 2018) will be more formula-based and weighted towards the Company’s financial growth, giving less discretion to the Compensation Committee and more closely aligning the achievement of bonuses with the Company’s performance.

Long-term incentive equity compensation awards

We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with our future performance and the future performance of our common stock. We believe that this helps align the interests of our executive officers with those of our shareholders. We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period.

In 2016, as in prior years, the Company utilized a long-term incentive compensation equity compensation approach in which equity grants are made annually consisting of restricted stock units (RSUs) that vest ratably over a three-year period along with performance units (PSUs) that vest at the end of a three-year performance period based upon specific performance criteria. Hay Group assisted the Compensation Committee in developing this long-term executive incentive compensation structure in 2013 and each year, the Compensation Committee, with the assistance of Hay Group, determines eligibility, target award levels, and performance measures.

With respect to long-term incentive awards granted in 2016, on March 1, 2016 our Compensation Committee and full Board of Directors approved target long-term incentive awards for our Named Executive Officers in an amount ranging from 60% to 100% of their base salaries, with one half of the total value of each award in the form of time-vesting RSUs and the other half in the form of PSUs vesting upon the achievement of certain performance criteria over a performance period. All such equity awards were issued under the Universal Display Corporation Equity Compensation Plan and are subject to the provisions of such plan as well as to the terms of the applicable RSU and PSU grant letter agreements.

The RSU portion of the award granted on March 1, 2016 to the Named Executive Officers was in the following amounts: Mr. Abramson – 6,533; Mr. Rosenblatt – 6,533; Mr. Seligsohn – 3,162; Dr. Brown – 4,589; and Mr. Premutico – 2,331. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards. Each of the foregoing awards will vest one-third each year on March 1, 2017, 2018 and 2019, subject to the continued employment of each Named Executive Officer on the applicable vesting date.

The PSU portion of the award granted on March 1, 2016 to the Named Executive Officers was in identical amounts, as follows: Mr. Abramson – 6,533; Mr. Rosenblatt – 6,533; Mr. Seligsohn – 3,162; Dr. Brown – 4,589; and Mr. Premutico – 2,331. These PSU awards will vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2016 through December 2018. Half of the PSUs awarded in March 2016 will vest based on the achievement of cumulative revenue growth (as a percentage) over the performance period relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index. The other half vest of the PSUs will vest based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a sliding scale multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target. In addition, the PSUs are subject to the continued employment of each Named Executive Officer on the applicable vesting date.

Special long-term equity retention awards

In the past, the Company has determined that it was in the best interests of our shareholders to grant special multi-year equity retention awards to induce certain of our Named Executive Officers to continue to remain in the service of the Company and to promote the development of the Company, ensuring that the Company continues to benefit from their valuable leadership and vision. These awards are generally awarded once every four or five years, and vest on a pro-rata basis over a four or five year time period. No such awards were granted in 2016.

Supplemental retirement benefits

In 2010, our Compensation Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan, which was amended in 2015 (as amended, the “SERP”). The SERP is a nonqualified deferred compensation plan under the IRC and is unfunded. Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP. The Compensation Committee retained Hay Group to assist it in structuring the SERP in 2010 and amending the SERP in 2015.

The SERP was adopted to provide key employees with supplemental retirement benefits and to encourage their continued employment with the Company. Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of continuous service with the Company, for the life of such participant, he or she will be eligible to receive a SERP benefit based on a percentage of the participant’s annual base salary for the most recent three fiscal years ending prior to the participant’s date of termination of employment. For participants who served as executive officers as of March 3, 2015 (or who become an executive officer thereafter), such percentage is also based on the participant’s average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment. The percentage is 50%, 25% or 15%, depending on the participant’s benefit class.

If a participant resigns after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit. If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture.

In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit under the SERP. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Each of Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Mr. Premutico has been designated as participants in the SERP in the 50% benefit class. Their ages and respective years of service as of the Record Date are set forth in the table below.

Name	Age	Years of Service
Steven V. Abramson	65	20
Sidney D. Rosenblatt	69	20
Julia J. Brown, Ph.D.	56	18
Mauro Premutico	51	5

As individuals with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP. Now that each of them has reached the age of 65 and has 20 years of continuous service, if either of them resigns or is terminated without cause or on account of a disability, he will be eligible to receive a SERP benefit.

The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary and his average annual bonus for the most recent three fiscal years for his life and the life of his surviving spouse, if any. Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any. Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.

The current accumulated benefit under the SERP as of December 31, 2016 for each of these participants is as follows: Mr. Abramson – $9,794,925; Mr. Rosenblatt – $7,655,279; Dr. Brown – $3,207,376; and Mr. Premutico – $600,320. The accumulated benefit under the SERP for either of Mr. Abramson or Mr. Rosenblatt may change subject to a change in his marital status.

Special event awards

From time to time, we issue cash and non-cash awards to our employees, including our executive officers, relating to the occurrence of special events. For example, we have historically awarded a small amount of cash or equity compensation to our employees in connection with the filing and issuance of new patents on which they are named inventors. From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.

During 2016, our Compensation Committee did not award any special non-cash awards of shares of common stock to our Named Executive Officers. However, Dr. Brown received cash bonuses during 2016 relating to various patent awards on which she was a named inventor, which totaled approximately $19,500. These cash awards to Dr. Brown were granted consistent with our historical practice of awarding compensation based on the filing and issuance of U.S. patents on which our employees are named inventors.

Other than the above award to Dr. Brown, we did not issue any other special event awards, cash or non-cash, to our Named Executive Officers in 2016.

Perquisites and other benefits

We provide benefits to all of our employees, including our Named Executive Officers. These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits. We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.

For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, matching contributions under our 401(k) plan were the maximum permissible amount of $7,950 for all of our Named Executive Officers in 2016.

We also made life and disability insurance premium payments on behalf of our Named Executive Officers in 2016. Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees. These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary. In addition, we made premium payments for supplemental disability and excess life insurance coverage for Mr. Abramson and Mr. Rosenblatt. However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.

In 2016, as in 2015, we provided an automobile allowance of $500 per month to each of Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn, Dr. Brown and Mr. Premutico, and reimbursed each of them for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance. We do not consider this additional benefit to be a substantial component of executive compensation.

Stock Ownership Guidelines

Executive Stock Ownership Guidelines

On April 4, 2017, the Board of Directors approved stock ownership guidelines for our executive officers, to further align the long-term interests of the Company’s executive officers with the interests of the Company’s shareholders. Under the guidelines, each executive officer of the Company will be expected to own a number of shares of the Company’s common stock with a market value equal to at least the following amount for as long as he or she remains an executive:

Title:	Ownership Threshold:
Chief Executive Officer or President	Six times (6x) base salary
Executive Vice President or Chief Financial Officer	Four times (4x) base salary
Senior Vice President	Three times (3x) base salary
Other Executives	Two times (2x) base salary

For the purpose of meeting the applicable ownership threshold, ownership includes all shares of common stock held beneficially or of record by the executive (or his or her spouse), including restricted stock and stock units (including unvested shares) and shares held by certain trusts and plans. Performance stock units and unexercised options are not included. If an executive is not in compliance with the guidelines, such executive will not be permitted to sell or otherwise dispose of stock until his or her applicable threshold is met.

The holding period requirements set forth in the executive stock ownership guidelines are in addition to any applicable holding period requirement set forth in any equity award agreement to which an executive may be party. The special long term equity retention awards the Company granted to four of our Named Executive Officers in years prior to 2016 (no such awards were made in 2016) require the grantee to retain the awarded shares for a period of time (ranging from one to five years) following vesting.

Although there is a grace period for compliance, each of the Named Executive Officers is in compliance with the newly adopted stock ownership guidelines for our executive officers.

Director Stock Ownership Guidelines

On December 15, 2011, the Board of Directors of the Company approved stock ownership guidelines for members of the Board who are not officers of the Company. These guidelines require such individuals to own a number of shares of the Company’s common stock equal in value to ten (10) times their annual cash compensation for Board service, excluding additional compensation for Committee service or based on Board meeting attendance. Individuals are allowed five years from the date they are first elected to the Board to comply with these guidelines, and once an individual is determined to be in compliance with these guidelines, that individual will not be considered out of compliance with these guidelines at any future time due solely to a decrease in the share price of the Company’s common stock since the last compliance measurement date.

Compliance with the stock ownership guidelines for these Board members is measured as of the first business day of each calendar year using (1) the highest closing price of the Company’s common stock on the NASDAQ Global Market during the immediately preceding calendar year, and (2) the annual cash compensation to the individual for Board service for the immediately preceding calendar year. The highest closing price of the Company’s common stock on the NASDAQ Global Market in 2016 was $73.82 per share. The annual cash compensation to each member of the Board who is not an officer of the Company was $40,000 for 2016. On this basis and consistent with the above policy, on the first business day of 2017 (January 3, 2017), each member of the Board who was required to own at least 5,419 shares of the Company’s common stock did in fact own such shares.

Clawback Policy for Executive Compensation

On April 4, 2017, the Board of Directors approved an executive compensation recovery or “clawback” policy, to promote and maintain a culture of diligent and principled management of the Company and so that an executive officer should not receive an improper benefit of performance compensation. This policy requires that in the event of an executive officer’s fraud, intentional or willful misconduct, or gross negligence that results in a material restatement of any financial statement during such year or any of the three prior full fiscal years, the Board of Directors shall review the performance compensation paid or awarded to the executive during such period. If the Board of Directors determines that the amount of performance compensation paid or awarded during such period exceeds what would have been paid or awarded in accordance with the restatement, then the Board of Directors in its sole discretion may cause such executive to forfeit unvested or unpaid performance compensation, and recover from the executive the performance compensation that was already paid or awarded during such period.

The compensation recovery requirements set forth in our new policy are in addition to any clawback, recoupment or compensation recovery provisions that are included in any equity award agreement, employment agreement, bonus plan or similar agreement or plan. With respect to short term compensation, our Annual Incentive Plan provides that any bonuses granted under the Annual Incentive Plan are subject to any applicable clawback or recoupment policy that the Board of Directors may adopt. Likewise, the equity grant award letters evidencing the RSUs and PSUs granted to the Named Executive Officers as part of our long term incentive program state that such awards are subject to any applicable clawback or recoupment policies implemented by the Board from time to time.

The special long term equity retention awards the Company granted to four of our Named Executive Officers in years prior to 2016 (no such awards were made in 2016) contain their own clawback provisions, which state that any shares that are subject to such awards (whether or not vested), shall be forfeited and returned to the Company upon request of the Compensation Committee of the Board of Directors in the event of violations of non-competition, non-solicitation or confidentiality agreements; acts of dishonesty, fraud, embezzlement or theft in connection with the executive’s duties or employment; conviction of a felony; or actions that result in a material restatement of the financial statements of the Company.

In 2015, the SEC issued proposed regulations regarding clawback policies in accordance with the requirements of the Dodd-Frank Act but final rules have yet to be adopted. Our new clawback policy provides that if either the SEC or NASDAQ adopts final rules or policies with respect to executive compensation recovery, the Board of Directors shall amend or restate our policy as necessary to comply with such final rules or policies.

Change in Control Payments

In April 2003, we entered into change in control agreements with our executive officers. These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder. Mr. Premutico entered into a change in control agreement on April 16, 2012 to enable him to receive change in control benefits commensurate with those offered to our other executive officers. Both the original agreements and the amended and restated agreements were approved by our Board of Directors.

The change in control agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated or their responsibilities are substantially reduced, in connection with a change in control of the Company, constituting a “double trigger” mechanism whereby benefits are not paid unless both conditions are met. We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.

Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services. The change in control agreements utilize the “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control. The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.

We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a company with new and exciting technologies such as ours. More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.

In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Tax Consequences of Our Compensation Program

Internal Revenue Code §162(m)

In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the IRC. Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based. Our policy is that executive compensation qualifies for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives. We believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the amount and form of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company. For 2017, the Compensation Committee has established a compensation plan that is performance-based relating to both short-term and long-term incentive programs, which are intended to qualify for deductibility under applicable tax laws.

Internal Revenue Code §409A

Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A. Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements. The SERP, as adopted, is intended to comply with the requirements of Section 409A. As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our Named Executive Officers are entitled to payments upon the termination of their employment in connection with a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control. As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.

Summary Compensation Table

The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2016, 2015 and 2014. This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)		Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Steven V. Abramson	2016	644,732	834,583	710,015	(2)	—	1,489,308	(3)	38,992	(4)	3,717,629
President and	2015	646,653	900,662	12,293,526	(5)	—	5,996,691	(6)	29,402	(7)	19,866,934
Chief Executive Officer	2014	601,306	842,394	638,421	(8)	—	426,536	(9)	31,937	(10)	2,540,594

Sidney D. Rosenblatt	2016	644,732	834,583	710,015	(2)		1,029,500	(3)	48,244	(11)	3,267,074
Executive Vice President and	2015	646,653	900,662	12,293,526	(5)	—	3,724,348	(6)	35,229	(12)	17,600,418
Chief Financial Officer	2014	601,306	842,394	638,421	(8)	—	17,048	(9)	35,146	(13)	2,134,315

Sherwin I. Seligsohn	2016	390,062	403,938	343,646	(2)	—	—		40,221	(14)	1,177,868
Founder and	2015	391,225	435,920	332,016	(15)	—	—		48,318	(16)	1,207,480
Chairman of the Board	2014	363,801	407,719	308,937	(8)	—	—		20,412	(17)	1,100,869

Julia J. Brown, Ph.D.	2016	472,770	586,199	498,741	(2)	—	699,254	(3)	15,055	(18)	2,272,019
Senior Vice President and	2015	470,606	632,613	5,279,351	(19)	—	2,314,444	(6)	14,869	(20)	8,711,883
Chief Technical Officer	2014	428,185	591,686	448,418	(8)	—	356,260	(9)	10,170	(21)	1,834,719

Mauro Premutico Vice President Legal and	2016	386,098	297,747	253,341	(2)	—	376,876	(3)	24,085	(22)	1,338,148
General Manager, Patents and	2015	387,148	321,321	3,123,240	(19)	—	817,899	(6)	23,745	(23)	4,673,353
Licensing	2014	360,095	300,533	227,707	(8)	—	252,189	(9)	10,112	(24)	1,150,636

(1)	Bonuses awarded in 2016 were for 2015 performance; bonuses awarded in 2015 were for 2014 performance; and bonuses awarded in 2014 were for 2013 performance.
(2)

This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to the Named Executive Officer on March 1, 2016. These stock awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards” and below under the section “Grants of Plan-Based Awards.”

(3)

Based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2015, using a discount rate of 3.78%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2016, using a discount rate of 3.57%.

(4)	Based on (a) auto expense reimbursements and allowance of $6,540, (b) life and disability insurance premium payments of $24,502; and (c) 401(k) plan contributions of $7,950.
(5)

This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2015: restricted share units and performance share units granted to the Named Executive Officer on March 3, 2015, and restricted shares of common stock granted on April 7, 2015 that are subject to a time based vesting restriction. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the headings “Long-term incentive equity compensation awards” and “Special long-term equity retention awards,” and below under the section “Grants of Plan-Based Awards.”

(6)

Based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2014, using a discount rate of 3.57%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2015, using a discount rate of 3.78%.

(7)	Based on (a) auto expense reimbursements and allowance of $3,085; (b) life and disability insurance premium payments of $18,367; and (c) 401(k) plan contributions of $7,950.
(8)

This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to the Named Executive Officer on March 3, 2014. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”
(9)

Based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2013, using a discount rate of 4.51%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2014, using a discount rate of 3.57%.

(10)	Based on (a) auto expense reimbursements and allowance of $9,473; (b) life and disability insurance premium payments of $14,664; and (c) 401(k) plan contributions of $7,800.
(11)	Based on (a) auto expense reimbursements and allowance of $8,836; (b) life and disability insurance premium payments of $31,458; and (c) 401(k) plan contributions of $7,950.
(12)	Based on (a) auto expense reimbursements and allowance of $6,944; (b) life and disability insurance premium payments of $20,335; and (c) 401(k) plan contributions of $7,950.
(13)	Based on (a) auto expense reimbursements and allowance of $10,668; (b) life and disability insurance premium payments of $16,678; and (c) 401(k) plan contributions of $7,800.
(14)	Based on (a) auto expense reimbursements and allowance of $1,505; (b) life and disability insurance premium payments of $30,766; and (c) 401(k) plan contributions of $7,950.
(15)

This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to the Named Executive Officer on March 3, 2015. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”

(16)	Based on (a) auto expense reimbursements and allowance of $1,836; (b) life and disability insurance premium payments of $38,532; and (c) 401(k) plan contributions of $7,950.
(17)	Based on (a) auto expense reimbursements and allowance of $465; (b) life and disability insurance premium payments of $12,146; and (c) 401(k) plan contributions of $7,800.
(18)	Based on (a) auto expense reimbursements and allowance of $2,716; (b) life and disability insurance premium payments of $4,389; and (c) 401(k) plan contributions of $7,950.
(19)

This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2015: restricted share units and performance share units granted to the Named Executive Officer on March 3, 2015, and restricted shares of common stock granted on September 10, 2015 that are subject to a time based vesting restriction. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the headings “Long-term incentive equity compensation awards” and “Special long-term equity retention awards,” and below under the section “Grants of Plan-Based Awards.”

(20)	Based on (a) auto expense reimbursements and allowance of $3,502; (b) life and disability insurance premium payments of $3,417; and (c) 401(k) plan contributions of $7,950.
(21)	Based on (a) life and disability insurance premium payments of $2,370; and (b) 401(k) plan contributions of $7,800.
(22)	Based on (a) auto expense reimbursements and allowance of $13,335; (b) life and disability insurance premium payments of $2,800; and (c) 401(k) plan contributions of $7,950.
(23)	Based on (a) auto expense reimbursements and allowance of $13,029; (b) life and disability insurance premium payments of $2,766; and (c) 401(k) plan contributions of $7,950.
(24)	Based on (a) life and disability insurance premium payments of $2,312; and (b) 401(k) plan contributions of $7,800.

Compensation to each of the Named Executive Officers in 2016, 2015 and 2014 consisted of the following:

•	Short term incentive compensation in the form of performance based year-end cash bonus awards for 2015 (paid in 2016), 2014 (paid in 2015) and 2013 (paid in 2014), under the Annual Incentive Plan;
•

Long-term incentive equity compensation granted as equity grants of restricted share units (subject to time-vesting restrictions) and performance units (subject to vesting upon the achievement of performance goals) on each of March 1, 2016, March 3, 2015, and March 3, 2014;

•

Special equity retention awards of restricted common stock granted as long-term incentive equity compensation (subject to time-based vesting restrictions and holding requirements) to Mr. Abramson and Mr. Rosenblatt on April 7, 2015, and to Dr. Brown and Mr. Premutico on September 10, 2015;

•	SERP benefits to Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Mr. Premutico;
•

In the case of Dr. Brown, cash awards granted as bonuses for the filing of patent applications and the issuance of patents on which she is a named inventor, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan matching contributions.

Grants of Plan-Based Awards

The following table summarizes each grant of an award made to Named Executive Officers in 2016. These awards were made as discussed above under the headings “Long-term incentive equity compensation awards.”

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven V. Abramson	3/1/2016	6,533	(1)	—	—	328,087
		6,533	(2)			381,927

Sidney D. Rosenblatt	3/1/2016	6,533	(1)	—	—	328,087
		6,533	(2)			381,927

Sherwin I. Seligsohn	3/1/2016	3,162	(1)			158,796
		3,162	(2)			184,851

Julia J. Brown, Ph.D.	3/1/2016	4,589	(1)	—	—	230,460
		4,589	(2)			268,281

Mauro Premutico	3/1/2016	2,331	(1)	—	—	117,063
		2,331	(2)			136,279

(1)	Consists of an award of time-based RSUs, which vest ratably one-third each year over three years on March 1, 2017, 2018, and 2019.
(2)

Consists of an award of PSUs, which vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2016 through December 2018. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

Grants of plan-based awards to each of the Named Executive Officers in 2016 consisted of the following:

•	long-term incentive equity compensation awards in the form of time based RSUs, which vest ratably one-third each year over three years on March 1, 2017, 2018, and 2019; and
•

long-term incentive equity compensation awards in the form of PSUs, which vest in March 2019 based on the achievement of pre-established relative performance goals over a three-year performance period from January 2016 through December 2018. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

These RSUs and PSUs are also subject to the continued employment of the Named Executive Officers on the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2016.

	Option Awards			Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested (1) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven V. Abramson	—	—	—	215,159	12,113,452	26,117	1,470,387
Sidney D. Rosenblatt	—	—	—	215,159	12,113,452	26,117	1,470,387
Sherwin I. Seligsohn	—	—	—	7,335	412,961	12,640	711,632
Julia J. Brown, Ph.D.	—	—	—	135,647	7,636,926	18,345	1,032,824
Mauro Premutico	—	—	—	89,959	5,064,692	9,317	524,547

(1)	Based on the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2016 ($56.30).

Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units, performance stock units, and similar instruments, for the Named Executive Officers during 2016.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven V. Abramson	—	—	60,477	3,216,096
Sidney D. Rosenblatt	—	—	60,477	3,216,096
Sherwin I. Seligsohn	250	14,135	5,580	280,309
Julia J. Brown, Ph.D.	—	—	19,246	981,159
Mauro Premutico	—	—	12,923	722,099

(1)	Based on the difference between the closing price of our common stock on the NASDAQ Global Market on the date of exercise and the exercise price of the stock options or warrants exercised.
(2)	Based on the closing price of our common stock on the NASDAQ Global Market on the date of vesting.

For each of the Named Executive Officers, the shares shown as vesting above include RSUs vesting under long-term incentive equity awards made in 2014 and 2015 and shares vesting under a special bonus equity award granted in 2013 for 2012 performance. For Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Mr. Premutico, the shares shown as vesting above also include shares vesting under special long-term equity retention awards granted in prior years.

Potential Payments Upon Termination in Connection with a Change in Control

In April 2003, the Company entered into Change in Control Agreements with the following Named Executive Officers: Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn and Dr. Brown (the “Original CIC Agreements”). These agreements provided for certain cash payments and other benefits to the Named Executive Officers upon a qualifying employment termination event in connection with a “Change in Control” of the Company. In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the IRC and regulations issued thereunder.

The Amended and Restated CIC Agreements with each of Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn and Dr. Brown and the Amended and Restated Change in Control Agreement entered into with Mr. Premutico in April 2012 (collectively, “Amended CIC Agreements”) utilize a “double trigger” mechanism whereby benefits are not paid to an executive as a result of the Change in Control unless he or she also experiences a qualifying termination event in connection with the Change in Control (i.e., termination or substantial reduction in responsibilities).

Under the Amended CIC Agreements, if a Named Executive Officer’s employment is terminated in connection with a Change in Control, such Named Executive Officer would be entitled to the following benefits:

•

a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, SARs, warrants, stock awards or performance units;

•

a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;

•

a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•

effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except the awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

•

continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;

•	a lump-sum payment equal to $10,000 for outplacement assistance services for two years;
•	applicable SERP benefit payout; and
•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.

The estimated payments and benefits that the Company would provide to each Named Executive Officer under the Amended CIC Agreements are set forth in the following table, based on the assumption that his or her employment is terminated in connection with a Change in Control which took place on December 31, 2016.

Name	Lump Sum Payment of Two Times Annual Base Salary(1) ($)	Lump Sum Payment of Two Times Annual Bonus(2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Estimated Value of Ongoing Contributions Under Long-Term Incentive, Savings and Retirement Plans for Two Years ($)	Estimated After-Tax Value of Ongoing Payments to Continue Group Medical, Health and Dental Care Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting(3) ($)	Payment for Outplace-ment Assistance Services(4) ($)	SERP Payout	Value of Tax Reimburse-ment Payments on Account of Excise or Other Taxes ($)	Total Payments and Benefits ($)
Steven V. Abramson	1,324,335	1,801,325	143,319	49,003	15,900	19,687	13,459,134	10,000	9,236,153	12,961,309	39,020,166
Sidney D. Rosenblatt	1,324,335	1,801,325	143,804	62,917	15,900	11,224	13,459,134	10,000	6,979,336	11,131,809	34,939,784
Sherwin I. Seligsohn	793,963	871,841	89,703	61,533	15,900	11,224	1,064,239	10,000	-	-	2,918,402
Julia J. Brown, Ph.D.	933,766	1,265,226	106,358	8,778	15,900	26,463	8,582,147	10,000	3,099,222	6,999,887	21,047,747
Mauro Premutico	792,316	642,642	54,132	5,599	15,900	35,866	5,544,762	10,000	334,585	3,921,627	11,357,428

(1)

Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2016, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 31, 2016 was utilized. Also, an annual car allowance of $6,000 is included for each Named Executive Officer.

(2)

Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2016, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.

(3)

Assumes all unvested or restricted stock options and stock awards, including performance based grants, vest on termination of employment in connection with a Change of Control. This amount does not include restricted stock (RSUs and PSUs) awarded in March 2017 as long term incentive compensation.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements. (Such restrictive covenants are in addition to, and not in lieu of, restrictive covenants to which each Named Executive Officer is subject in other agreements with the Company, such as equity grant agreements.)

As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•

any person (or affiliated group of persons) first becomes the beneficial owner of securities of the Company (not including securities previously owned by such person(s) or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;
•

the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•

any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the Named Executive Officer’s employment:

•	by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;
•

by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and

•

by either the Company or the individual during the one year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors

Compensation to each independent member of the Board of Directors in 2016 consisted of $40,000 in annual director fees (paid in four quarterly installments) and annual share awards of 5,000 shares (vesting quarterly). In addition, based on Hay Group’s review and recommendations and as approved by the Compensation Committee and Board of Directors on February 23, 2016, each independent director who served in 2016 on a committee of the Board of Directors (other than as the committee chairperson) received additional cash compensation for such committee service in the following amounts: $5,000 annually for any independent director serving as a member of the Nominating and Corporate Governance Committee or the Compensation Committee, and $7,500 annually for any independent director serving as a member of the Audit Committee, and the committee chair of the Nominating and Corporate Governance Committee or the Compensation Committee received $10,000 in cash for such service and the committee chair of the Audit Committee received $15,000 in cash for such service.

The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2016.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Leonard Becker	57,500	(2)	295,750	(3)	—	—	353,250
Richard C. Elias	52,500	(4)	295,750	(3)	—	—	348,250
Elizabeth H. Gemmill	70,000	(5)	295,750	(3)	—	—	365,750
Rosemarie B. Greco	52,500	(6)	295,750	(3)	—	—	348,250
C. Keith Hartley	62,500	(7)	295,750	(3)	—	—	358,250
Lawrence Lacerte	57,500	(2)	295,750	(3)	—	—	353,250

(1)	There were no option awards made to any of our independent directors in 2016.
(2)

Includes $7,500 as compensation for serving as a member of the Audit Committee of the Board of Directors for 2016, $5,000 as compensation for serving as a member of the Compensation Committee of the Board of Directors for 2016, and $5,000 as compensation for serving as a member of the Nominating and Corporate Governance Committee of the Board of Directors for 2016.

(3)

Aggregate grant date fair value of 5,000 shares approved for issuance as equity compensation for 2017, the closing price of the Company’s common stock being $59.15 per share on the grant approval date of December 15, 2016 (for a total amount of $295,750.

(4)

Includes $7,500 as compensation for serving as a member of the Audit Committee of the Board of Directors for 2016, and $5,000 as compensation for serving as a member of the Nominating and Corporate Governance Committee of the Board of Directors for 2016.

(5)

Includes $15,000 as compensation for serving as Chairperson of the Audit Committee of the Board of Directors for 2016, $10,000 as compensation for serving as Chairperson of the Compensation Committee of the Board of Directors for 2016, and $5,000 as compensation for serving as a member of the Nominating and Corporate Governance Committee of the Board of Directors for 2016.

(6)

Includes $7,500 as compensation for serving as a member of the Audit Committee of the Board of Directors for 2016, and $5,000 as compensation for serving as a member of the Compensation Committee of the Board of Directors for 2016.

(7)

Includes $10,000 as compensation for serving as Chairperson of the Nominating and Corporate Governance Committee for 2016, $7,500 as compensation for serving as a member of the Audit Committee of the Board of Directors for 2016, and $5,000 as compensation for serving as a member of the Compensation Committee of the Board of Directors for 2016.

On December 15, 2016, our Compensation Committee and Board of Directors approved 2017 compensation for the independent directors for board and committee service in cash amounts and share amounts consistent with 2016 levels.

The three Named Executive Officers who also serve as directors of the Company did not receive compensation for their service on the Board.

Equity Compensation Plans

The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#) (1)
Equity compensation plans approved by security holders	3,500	15.99	3,484,584	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,500	15.99	3,484,584	(2)

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”
(2)

Consists of 2,588,837 shares remaining available for issuance under the Company’s Equity Compensation Plan and 895,747 shares remaining available for issuance under the Company’s Employee Stock Purchase Plan. No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Employee Stock Purchase Plan.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests, consistent with current market practices. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our Board of Directors is asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or our Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to Company management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION PROPOSED UNDER THIS PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. See Proposal 2 for the advisory vote on executive officer compensation.

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our shareholders to vote, on a non-binding, advisory basis, regarding how frequently in the future we should solicit advisory votes on the compensation of our Named Executive Officers as disclosed in our Proxy Statements. Accordingly, we are asking our shareholders to indicate whether they would prefer an advisory vote every one, two or three years by voting on the resolution below:

“RESOLVED, that the alternative of soliciting advisory shareholder approval of the compensation of our Named Executive Officers once every one, two or three calendar years that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Meeting shall be considered the frequency preferred by the shareholders.”

After considering the benefits and consequences of each alternative, our Board recommends that the advisory vote on the compensation of our Named Executive Officers be submitted to shareholders every year. We have been holding annual advisory votes on the compensation of our Named Executive Officers since 2011, when our shareholders expressed the preference that we do so. The Board continues to believe that an annual vote on the compensation of our Named Executive Officers should be held in order to provide shareholders with the ability to express their views on our executive compensation policies and practices on a frequent basis.

While our Board believes that its recommendation is appropriate at this time, shareholders are not voting to approve or disapprove that recommendation, but are instead being asked to indicate their preferences, on a non-binding, advisory basis, as to whether an advisory vote on the approval of compensation for our Named Executive Officers should be held every one, two or three years.

Our Board and Compensation Committee value the opinions of shareholders on this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider this in deciding how often to hold advisory votes on the compensation of our Named Executive Officers. However, because this vote is advisory and therefore not binding on our Board of Directors or the Company, the Board may decide that it is in the best interests of the shareholders that we hold these advisory votes more or less frequently than the option preferred by shareholders. The vote will not be construed to create or imply any change in or addition to the fiduciary duties of our Board of Directors or the Company.

Vote Required and Recommendation of our Board of Directors

The option that receives the most votes cast by all shareholders will be deemed the frequency preferred by our shareholders for an advisory vote on executive compensation. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
IN FAVOR OF “ONE YEAR” UNDER THIS PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

At a meeting held on April 4, 2017, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2017. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2017 at the Annual Meeting.

We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 4.

Fees Billed by the Company’s Independent Auditors

The audit and tax fees billed to the Company from KPMG for 2016 and 2015 are set forth in the table below:

Fee Category	2016	2015
Audit Fees (1)	$682,000	$577,000
Tax Fees (2)	$331,000	$121,100

(1)

Consisted of fees relating to the audit of consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews, and a statutory audit of the Company’s subsidiary in Hong Kong.

(2)	Consisted primarily of fees relating to tax consultation for assisting with tax matters associated with business operations outside of the United States, as well as on certain domestic tax matters.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee currently approves all engagements to provide both audit and non-audit services and has not established formal pre-approval policies or procedures. During 2016, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(4) of Regulation S-X, relating to tax consultation for assisting with tax matters associated with business operations outside of the United States and certain domestic tax matters, and tax compliance services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership (2)
Common Stock
	Epoch Investment Partners, Inc. (3)	3,744,220	8.0%

	Scott Seligsohn, Lori S. Rubenstein and Steven G. Winters (4)(5)	3,319,469	7.1%

	The Vanguard Group (6)	3,261,889	6.9%

	Waddell & Reed (7)	2,876,832	6.1%

	BlackRock, Inc. (8)	2,785,942	5.9%

Series A Nonconvertible Preferred Stock
	American Biomimetics Corporation (5)(9)	200,000	100%

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.
(2)

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Nonconvertible Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 47,068,679 shares of our common stock and 200,000 shares of our Series A Nonconvertible Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed do not include any shares issuable upon the exercise of outstanding options because none of the above persons holds any such options.

(3)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2016, based on a Schedule 13G/A filed by TD Asset Management Inc. (“TDAM”) and Epoch Investment Partners, Inc. (“Epoch”) on February 10, 2017 collectively with respect to 3,744,220 shares. In such filing, TDAM indicated that it has sole voting power with respect to 34,127 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 34,127 shares, and shared dispositive power with respect to 0 shares. The reported address for TDAM is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J2T2 Canada. In such filing, Epoch indicated that it has sole voting power with respect to 3,710,093 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,710,093 shares, and shared dispositive power with respect to 0 shares. The reported address for Epoch is 399 Park Avenue, New York, NY 10022.

(4)

Includes (a) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (b) 1,380,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (c) 136,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders; (d) 225,469 shares of our common stock owned directly by Mr. Scott Seligsohn; and (e) 78,000 shares of our common stock owned directly by Ms. Rubenstein. Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son and Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter.

(5)	The address of these beneficial owners is c/o Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103.
(6)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2016, based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2017. In such filing, The Vanguard Group indicates that it has sole voting power with respect to 83,563 shares, shared voting power with respect to 4,674 shares, sole dispositive power with respect to 3,175,982 shares, and shared dispositive power with respect to 85,907 shares. The reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2016, based on a Schedule 13G/A filed on February 14, 2017 on behalf of Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc.

(“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”). In such filing, each indicated it has sole voting power and sole dispositive power with respect to the number of shares set forth behind its name:  WDR (2,876,832; indirect); WRFSI (1,087,957; indirect); WRI (1,087,957; indirect); WRIMCO (1,087,957; direct); and IICO (1,788,875; direct). In such filing, each also indicated that it has shared voting power and shared dipositive power with respect to 0 shares. The reported address for each is 6300 Lamar Avenue, Overland Park, KS 66202.

(8)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2016, based on a Schedule 13G/A filed by BlackRock, Inc. on January 30, 2017 on behalf of BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC. In such filing, BlackRock, Inc. indicates that it has sole voting power with respect to 2,701,159 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,785,942 shares, and shared dispositive power with respect to 0 shares. The reported address is 55 East 52nd Street, New York, NY 10055.

(9)

Mr. Sherwin I. Seligsohn, our Founder and Chairman of our Board of Directors, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Nonconvertible Preferred Stock.

Security Ownership of Management

The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percentage Ownership (2)
Common Stock
	Sherwin I. Seligsohn	359,715	(3)	*
	Steven V. Abramson	530,979	(4)	1.1%
	Sidney D. Rosenblatt	567,223	(5)(6)(7)	1.2%
	Leonard Becker	17,500		*
	Richard C. Elias	16,000		*
	Elizabeth H. Gemmill	110,620		*
	Rosemarie B. Greco	10,700		*
	C. Keith Hartley	104,077	(8)(9)	*
	Lawrence Lacerte	392,604	(10)	*
	Julia J. Brown, Ph.D.	205,016		*
	Mauro Premutico	114,685		*
	All directors and named executive officers as a group (11 persons)	2,429,119		5.2%

Series A Nonconvertible Preferred Stock
	Sherwin I. Seligsohn	200,000	(11)	100%

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.
(2)

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 47,068,679 shares of our common stock and 200,000 shares of our Series A Nonconvertible Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed do not include any shares issuable upon the exercise of outstanding options because none of the above persons holds any such options.

(3)

Includes 136,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary. Also includes 21,000 shares of our common stock owned by

The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee. Does not include (i) 1,380,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 78,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 225,469 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)

Includes an aggregate 230,260 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name:  The Steven V. Abramson July 2014 Annuity Trust (154,756 shares), The Steven V. Abramson July 2015 Annuity Trust (33,009 shares), and The Steven V. Abramson July 2016 Annuity Trust (42,495 shares). Mr. Abramson is a trustee of each of the foregoing trusts.

(5)	Includes 3,250 shares of our common stock held by Mr. Rosenblatt’s children and being reported as beneficially owned by him.
(6)

Includes 110,836 shares of our common stock held by the Rosenblatt Family Limited Partnership, a limited partnership of which Mr. Rosenblatt is the sole general partner and he and his children are the sole limited partners, and being reported as beneficially owned by him.

(7)

Includes an aggregate 43,028 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name:  The Sidney Rosenblatt June 2018 Annuity Trust (29,334 shares), The Sidney Rosenblatt June 2019 Annuity Trust (5,501 shares), and The Sidney Rosenblatt June 2020 Annuity Trust (8,193 shares). Mr. Rosenblatt is a trustee of each of the foregoing trusts.

(8)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.
(9)	70,349 shares of common stock held by Mr. Hartley are pledged as collateral for margin accounts.
(10)	These shares of common stock held by Mr. Lacerte are pledged as security for a margin loan.
(11)	Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Nonconvertible Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Scott Seligsohn

We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Founder and Chairman of the Board of Directors. In 2016, we paid Scott Seligsohn a base salary and bonus compensation of $100,020.

Policies and Procedures for Approval of Related Person Transactions

Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.

To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration. No new related person transactions were disclosed on the Director and Officer Questionnaires completed in February 2017. In addition, the Company legal department reviews all new Company contracts and has not identified any new related person transactions.

The transactions with the related persons identified above are reviewed with our Audit Committee on a regular basis, most recently at a meeting of the Audit Committee on April 4, 2017. At this meeting, the Audit Committee ratified the above transaction following its consideration of the potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities. Based solely on our review of these reports as furnished to us during or with respect to 2016, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements.

RISK OVERSIGHT BY OUR BOARD OF DIRECTORS

The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks. Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee is tasked pursuant to its charter “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.” As appropriate, the Chairperson of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

In its risk oversight capacity, our Board of Directors and Audit Committee engage in various practices, including, without limitation:

•

reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the direct oversight of specific areas of our business by our Compensation Committee and Audit Committee; and
•

reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “Shareholders — Corporate Governance” section of our website at www.oled.com. These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters. Once received, grievances are reviewed by our President and Vice President of Legal, and then forwarded to the Chairperson of the Audit Committee for consideration. Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or employees may submit such matters through a name-protected email process administered by a third-party service provider.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Business Conduct for Employees

We have adopted a Code of Ethics and Business Conduct (“Employee Code”) applicable to all officers and employees, which was last revised and approved at a meeting of our Board of Directors on December 15, 2016. The Employee Code constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules and also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards. On an annual basis (most recently in October 2016), all of our employees are asked to review and affirm their knowledge and understanding of the Employee Code. Our Employee Code is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

If we make any substantive amendments to our Employee Code (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Employee Code (including implicit waivers) in favor of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Employee Code with respect to our executive officers must be approved by our Board of Directors.

Code of Conduct for Directors

Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements. The Code of Conduct for Directors was last ratified by our Board of Directors at a meeting held on December 15, 2016. Our Code of Conduct for Directors is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

Corporate Governance Guidelines

Our Nominating and Corporate Governance Committee has developed, and our Board of Directors has adopted, Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the interests of the Company and its shareholders. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value.

The Corporate Governance Guidelines were last ratified by our Board of Directors at a meeting held on December 15, 2016 and are publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to us on matters appropriate for shareholder action at our 2018 annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 27, 2017 to be considered for inclusion in the proxy statement and form of proxy for our 2018 annual meeting of shareholders. Shareholder proposals received by us after March 12, 2018 will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2016 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2016, is being transmitted with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sincerely,
By: /s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey

April 26, 2017

ANNUAL MEETING OF SHAREHOLDERS OF UNIVERSAL DISPLAy CORPORATION June 22, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 22, 2017 The proxy statement and our 2016 Annual Report to Shareholders are available at www.oled.com in the "Shareholders" section. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333333303040300 4 062217 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2, IN FAVOR OF “ONE yEAR” FOR PROPOSAL 3, AND “ FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLy IN THE ENCLOSED ENVELOPE. PLEASE MARK yOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no 1. Election of the eight directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified. direction is made, the shares represented by this proxy will be voted "FOR" all nominees for director, "FOR" Proposal 2, in favor of “ONE yEAR” for Proposal 3 and “FOR” Proposal 4. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any postponements or adjournments thereof. NOMINEES: 1(a) Steven V. Abramson 1(b) Richard C. Elias 1(c) Elizabeth H. Gemmill 1(d) Rosemarie B. Greco 1(e) C. Keith Hartley 1(f) Lawrence Lacerte 1(g) Sidney D. Rosenblatt 1(h) Sherwin I. Seligsohn 2. Advisory resolution to approve compensation of the Company's named executive officers. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN ONE TWO THREE To change the address on your account, please check the box at right and 3. Advisory resolution regarding the frequency of future advisory shareholder votes on compensation of the Company's named executive officers. YEAR YEARS YEARS ABSTAIN FOR AGAINST ABSTAIN indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 4. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2017. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Address: Directions to the Annual Meeting of Shareholders Element by Westin, 1000 Sam Weinroth Road East, Ewing, NJ 08628 FROM New york and New Jersey via NJ Turnpike North/South: Take exit 7A off the NJ Turnpike to I-195 West. Continue on to I-295 North (Princeton) which will become I-95 South. Take exit 3A for Scotch Rd. Once on Scotch Rd, in about 500ft bear to the right to get onto Sam Weinroth Rd. At the stop sign, turn left onto Sam Weinroth Rd. Cross the traffic light and the hotel will be on the right. FROM Philadelphia, PA: Take I-95 North into NJ. Take exit 3A for Scotch Rd. Once on Scotch Rd, in about 500ft bear to the right to get onto Sam Weinroth Rd. At the stop sign, turn left onto Sam Weinroth Rd. Cross the traffic light and the hotel will be on the right. FROM Washington DC: Take 495 towards I-95 North. Continue on I-95 N into New Jersey. Take exit 3A for Scotch Rd. Once on Scotch Rd, in about 500ft bear to the right to get onto Sam Weinroth Rd. At the stop sign, turn left onto Sam Weinroth Rd. Cross the traffic light and the hotel will be on the right. UNIVERSAL DISPLAY CORPORATION PROXy FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 22, 2017 THIS PROXy IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 6, 2017, at the Annual Meeting of Shareholders to be held on June 22, 2017, or any postponements or adjournments thereof. PLEASE COMPLETE AND SIGN THIS PROXy ON THE REVERSE SIDE AND RETURN yOUR PROXy PROMPTLy (Continued and to be signed on the reverse side) 1.1 14475